2026 Performance Share Grant Terms and Conditions                        Exhibit 10.12
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Purpose	To provide incentives to (i) support the execution of Brunswick Corporation’s business strategies and (ii) more closely align the interests of the award recipient with those of Brunswick Corporation’s stockholders. Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Plan.

Grant Date	__________, 2026
Performance Shares	Shares of Brunswick Corporation (“Brunswick”) common stock (“Common Stock”) where the number of shares of Common Stock delivered is based on attainment of Performance Criteria set forth herein. Shares of Common Stock subject to this Grant shall be referred to herein as “Performance Shares.”

Target Award	[_______] is the target number of Performance Shares with respect to which the Performance Criteria set forth below shall apply.
Performance Period	For purposes of these Terms and Conditions, “Performance Period” shall mean the three-year performance period commencing January 1, 2026 and ending December 31, 2028.
Performance Criteria	• CFROI: 75% of the Performance Shares shall be earned, if at all, based on the three-year average of Brunswick’s annual CFROI, as defined in Appendix A attached hereto, with payout between 0% and 200% of such percentage of the target number of Performance Shares, based solely on CFROI performance over the Performance Period, as set forth in Appendix A attached hereto.
• Operating Margin: 25% of the Performance Shares shall be earned, if at all, based on the three-year average of Brunswick’s annual Operating Margin, as defined in Appendix A attached hereto, with payout between 0% and 200% of such percentage of the target number of Performance Shares, based solely on Operating Margin performance over the Performance Period, as set forth in Appendix A attached hereto.
Performance Criteria, Continued
•    TSR Modifier: Performance Shares calculated based on CFROI and Operating Margin performance (the “CFROI/OM Earned Award”) shall be subject to a +/- 20% modifier for Brunswick’s TSR Performance against TSR Comparator Group.
o    If Brunswick’s TSR Performance is equal to or below the 25th percentile of the TSR Performance of the TSR Comparator Group over the Performance Period, then the CFROI/OM Earned Award shall be reduced by 20%.
o    If Brunswick’s TSR Performance is equal to or greater than the 75th percentile of the TSR Performance of the TSR Comparator Group over the Performance Period, then the CFROI/OM Earned Award shall be increased by 20%; provided that in no event shall the number of Performance Shares that become payable exceed 200% of the target number of Performance Shares.
o    The CFROI/OM Earned Award shall not be modified for Brunswick’s TSR Performance between the 25th and 75th percentile of the TSR Performance of the TSR Comparator Group over the Performance Period. Notwithstanding the foregoing, no TSR modification shall apply if the CFROI/OM Earned Award is zero, in which case the final payout shall be zero.
o    See Appendix A attached hereto for the definitions of “TSR Performance” and “TSR Comparator Group.”
•    Notwithstanding the level of performance achieved, the number of shares of Common Stock delivered pursuant to the “Timing of Distribution” discussed below shall not exceed the number of shares having a Fair Market Value, as of the date of distribution, equal to 400% of the target dollar value of the award as of the Grant Date, as set forth in the award notice given to the Grantee in connection with the award.

2026 Performance Share Grant Terms and Conditions                        Exhibit 10.12
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Vesting Upon Death, Permanent Disability or Retirement (as defined below)
•In the case of a termination of employment (other than for Cause (as defined below)) on or after the first anniversary of the beginning of the Performance Period and prior to a Change in Control due to (i) death, (ii) Permanent Disability (as defined below) or (iii) Retirement (as defined below), then the Grantee or his or her estate or personal representative shall receive the award, calculated as if the Grantee had remained employed throughout the entire Performance Period and based on actual CFROI, Operating Margin and TSR Performance. The Performance Shares shall be distributed to the Grantee in accordance with the terms of this award under “Timing of Distribution.”
•In the case of a termination of employment (other than for Cause) prior to the first anniversary of the beginning of the Performance Period and prior to a Change in Control due to (i) death, (ii) Permanent Disability or (iii) Retirement, a pro-rata portion of the award will be distributed to the Grantee or his or her estate or personal representative in accordance with the terms of this award under “Timing of Distribution.” For purposes of the foregoing sentence, a “pro-rata portion” will mean the product of (x) the number of Performance Shares that would otherwise be paid out at the end of the Performance Period based on actual CFROI, Operating Margin and TSR Performance and (y) a fraction, the numerator of which is the number of days that have elapsed since the beginning of the Performance Period through the date of termination of the Grantee’s employment, and the denominator of which is 365. All remaining Performance Shares shall be forfeited.
•The Performance Shares shall be forfeited in their entirety upon any termination for Cause, even if the Grantee would otherwise be eligible for Retirement.

Prorated Vesting Upon Involuntary Termination Without Cause
•If the Grantee’s employment is terminated by Brunswick for a reason other than Cause or Permanent Disability, and the Grantee is not eligible for Retirement, then a pro-rata portion of the award will be vested as of the date of such termination of employment and will be distributed following the end of the Performance Period, subject to certification in writing of Brunswick’s attainment of the Performance Criteria, as described under “Timing of Distribution.” For purposes of the foregoing sentence, a “pro-rata portion” will mean the product of (x) the number of Performance Shares that would otherwise be paid out at the end of the Performance Period based on actual CFROI, Operating Margin and TSR Performance and (y) a fraction, the numerator of which is the number of days that have elapsed since the beginning of the Performance Period through the date of termination of the Grantee’s employment, and the denominator of which is 1,095. All remaining Performance Shares shall be forfeited.

Other Terminations of Employment
•The Performance Shares shall be forfeited in their entirety in the event the Grantee’s employment terminates prior to the end of the Performance Period and prior to a Change in Control for a reason other than death, Permanent Disability, Retirement or a termination by Brunswick for a reason other than Cause.

2026 Performance Share Grant Terms and Conditions                        Exhibit 10.12
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Change in Control
•    In the event of a Change in Control prior to the end of the Performance Period, the Performance Criteria shall be deemed to be achieved at target (and the remainder of the award shall be forfeited) and:
o    If the award is effectively assumed or continued by the surviving or acquiring corporation and the Grantee remains continuously employed through the last day of the Performance Period, then the Performance Shares shall be distributed to Grantee in accordance with the terms of the award under “Timing of Distribution,” provided that:
    In the event of Grantee’s termination of employment (other than for Cause) (i) due to death or Permanent Disability, (ii) Retirement, or (iii) by Brunswick without Cause or by the Grantee for Good Reason (as defined below), the vested portion of the award shall be distributed to the Grantee or his or her estate or personal representative within thirty (30) days following Grantee’s death or termination of employment (or, in the case of termination due to death, Permanent Disability or Retirement that had occurred prior to the Change in Control, within 30 days following the Change in Control to the extent permitted by Internal Revenue Code Section 409A); provided, however, that if the award is considered “nonqualified deferred compensation” and (x) the Change in Control was not a “change in control event” within the meaning of Internal Revenue Code Section 409A or (y) the termination of employment occurred more than two years following the occurrence of such “change in control event,” then the vested portion of the award shall be distributed to Grantee in accordance with the terms of this award under “Timing of Distribution.”
o    If the award is not effectively assumed or continued by the surviving or acquiring corporation, then the vested portion of the award shall be distributed within thirty (30) days of such Change in Control; provided, however, if the award is considered “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A with respect to the Grantee and the Change in Control was not a “change in control event” within the meaning of Internal Revenue Code Section 409A or to the extent distribution would be impermissible under Internal Revenue Code Section 409A, then the vested portion of the award shall be distributed to Grantee in accordance with the terms of this award under “Timing of Distribution.”
•    Determinations as to whether the award has been effectively assumed or continued by the surviving or acquiring corporation shall be made by the Human Resources and Compensation Committee, as constituted prior to the Change in Control.
•    The Performance Shares shall be forfeited in their entirety upon any termination for Cause, even if the Grantee would otherwise be eligible for Retirement.

2026 Performance Share Grant Terms and Conditions                        Exhibit 10.12
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Timing of Distribution	Except as otherwise provided for herein, shares of Common Stock shall be delivered to the Grantee in settlement of the award within sixty (60) days after the end of the Performance Period, subject to certification in writing of Brunswick’s attainment of the Performance Criteria.

If Grantee is a “specified employee” (as such term is defined under Internal Revenue Code Section 409A) as of the date of Grantee’s “separation from service” (as such term is defined under Internal Revenue Code Section 409A), then to the extent any amount to be distributed in connection with the settlement of the award is payable upon the Grantee’s “separation from service” and constitutes the payment of nonqualified deferred compensation, within the meaning of Internal Revenue Code Section 409A, the distribution will not be made before six (6) months after separation from service (or, if earlier, death).

In all cases, fractional shares shall be rounded down to the nearest whole share.

Tax Withholding	Tax withholding liability (to meet required FICA, Federal, state, and local withholding) must be paid via share reduction upon distribution.
Form of Distribution	Shares will be credited to an account established for the benefit of the Grantee with the Company’s administrative agent.
Definitions	“Cause” shall mean the Grantee’s:
a)    conviction of a crime, including by a plea of guilty or nolo contendere, involving theft, fraud, perjury, or moral turpitude;
b)    intentional or grossly negligent disclosure of confidential or trade secret information of the Company or a Related Company to anyone not entitled to such information;
c)    willful omission or dereliction of any statutory or common law duty of loyalty to the Company or a Related Company;
d)    a willful and material violation of the Company’s Code of Conduct or any other written Company policy; or
e) repeated failure to carry out the material components of the Grantee’s duties despite specific written notice to do so by the Chief Executive Officer, other than any such failure as a result of incapacity due to physical or mental illness.

2026 Performance Share Grant Terms and Conditions                        Exhibit 10.12
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Definitions, Continued
“Good Reason” shall have the meaning set forth in the employment agreement, if any, between the Grantee and Brunswick as in effect on the Grant Date, provided that if the Grantee is not a party to an employment agreement that contains such definition, then Good Reason means the occurrence of any of the following events without the Grantee’s express written consent: (a) a material breach by Brunswick of any provision of this agreement; (b) Brunswick’s failure to pay any portion of Grantee’s compensation when due or to include Grantee in any bonus or incentive plan that applies to similarly situated employees of Brunswick; (c) Brunswick’s failure to provide, or continue to provide, Grantee with either the perquisites or employee health and welfare benefits (including, without limitation, life insurance, medical, dental, vision, long-term disability and similar benefits), generally provided to similarly situated employees of Brunswick; (d) a Reduction in Authority or Responsibility of the Grantee (as defined below); (e) a Reduction in Compensation (as defined below); or (f) a Business Relocation Beyond a Reasonable Commuting Distance (as defined below; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (x) the Grantee provides written notice to Brunswick of the existence of such condition not later than sixty (60) days after the Grantee knows or reasonably should know of the existence of such condition, (y) Brunswick fails to remedy such condition within thirty (30) days after receipt of such notice and (z) Grantee resigns due to the existence of such condition within sixty (60) days after the expiration of the remedial period described in clause (y) hereof.

•    Whether a Reduction in Authority or Responsibility of the Grantee has occurred shall be determined in accordance with the criteria set forth below in the definition of Reduction in Authority or Responsibility; provided, however, that (A) a change in the Grantee’s reporting relationship to another employee who is within the same reporting level (as that term is used in Brunswick’s Delegation of Authority Policy or any successor policy); or (B) a reduction in the Grantee’s business unit’s budget or a reduction in the Grantee’s business unit’s head count or number of direct reports, by themselves, shall not constitute Good Reason.

•    “Reduction in Authority or Responsibility” shall mean the assignment to the Grantee of any duties that are materially inconsistent in any respect with the Grantee’s position (which may include status, offices, titles, and reporting requirements), authority, duties, or responsibilities as in effect immediately prior to such assignment. It is intended by this definition that a Change in Control by itself, absent a Reduction in Authority or Responsibility as described above, will not constitute Good Reason.

•    “Reduction in Compensation” shall mean (i) a reduction in the Grantee’s total annual compensation (defined as the sum of the Grantee’s base salary and target annual bonus) for any calendar or fiscal year, as applicable, to an amount that is less than the Grantee’s total annual compensation in effect immediately prior to such reduction, (ii) the elimination of any Brunswick incentive compensation plan in which Grantee is a participant without the adoption of a substantially comparable replacement plan, or (iii) the failure to provide the Grantee with equity compensation opportunities or long-term cash incentive compensation opportunities that have a value that is substantially comparable to the value of the equity compensation opportunities provided to the Grantee immediately prior to the Change in Control.

2026 Performance Share Grant Terms and Conditions                        Exhibit 10.12
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Definitions, Continued
•    “Business Relocation Beyond a Reasonable Commuting Distance” shall mean that, as a result of either a relocation of Brunswick or a reassignment of the Grantee, a change occurs in the Grantee’s principal work location to a location that (i) is more than fifty (50) highway miles from the Grantee’s principal work location immediately prior to the relocation, and (ii) increases the Grantee’s commuting distance in highway mileage.

“Permanent Disability” means the Grantee is unable to return to work following the end of the Salary Continuation period for a leave of absence due to medical illness.

“Retirement” shall mean that the Grantee’s employment terminates for a reason other than Cause on or after the date on which either (i) the Grantee has either attained age 62, provided that for purposes of age 62, the participant must have at least three years of continuous service from his or her latest hire date or (ii) the sum of the Grantee’s age plus years of continuous service from his or her latest hire date equals seventy (70) or more. Notwithstanding anything to the contrary in these terms and conditions, for purposes of applying the favorable Retirement vesting terms set forth herein to grants made to residents of the United Kingdom or the European Union, the Grantee shall be deemed to be eligible for Retirement if, and only if, the Grantee has attained the retirement date specified in the retirement plan in which such Grantee participates.

Additional Terms and Conditions	This award is subject to the terms of the Plan. The Plan and these Terms and Conditions together constitute the entire agreement of the parties with respect to the subject matter specifically addressed herein. To the extent any provision herein conflicts with the Plan, the Plan shall govern. The Human Resources and Compensation Committee of the Board administers the Plan. The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate. Committee determinations are conclusive and binding on all interested parties.

This award and any shares delivered pursuant to this award are subject to forfeiture, recovery by Brunswick or other action pursuant to any clawback or recoupment policy that Brunswick may adopt from time to time, including without limitation the Brunswick Corporation Compensation Recoupment Policy.

To the extent permitted by applicable law, Brunswick shall have the right to offset from any amount distributable hereunder any amount that the Grantee owes to Brunswick or any affiliate thereof without the consent of the Grantee (or his or her beneficiary, in the event of the Grantee’s death).

The grant of this award does not guarantee the Grantee the right to or expectation of any future awards under the Plan or any future incentive plan adopted by Brunswick, and the value of the Performance Shares is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or other similar employee benefit.

The Plan may be amended, suspended or terminated at any time. The Plan, these Terms and Conditions, and the Performance Shares will be governed by the laws of the State of Illinois, without regard to the conflict-of-law provisions of any jurisdiction.

2026 Performance Share Grant Terms and Conditions                        Exhibit 10.12
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

* * * * *

Nothing contained in these Terms and Conditions or the Plan constitutes or is intended to create a contract of continued employment. Employment is at will and may be terminated by either the employee or Brunswick (including affiliates) for any reason at any time.

For questions and or a copy of the Prospectus, please contact: Ed Dabrowski
Brunswick Corporation
26125 N. Riverwoods Blvd.
Suite 500
Mettawa, Illinois 60045
847-735-4082
ed.dabrowski @brunswick.com

Additionally, certain other publicly-filed documents, including Brunswick’s latest Annual Report on Form 10-K and Proxy Statement filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, constitute part of the prospectus covering securities that have been registered under the Securities Act. Brunswick’s latest Form 10-K, Proxy Statement and other filings are available on the Brunswick web page at https://www.brunswick.com/investors/sec-filings or the SEC web site at https://www.sec.gov. In addition, a copy of the Form 10-K, Proxy Statement and other publicly-filed documents will also be provided, without charge, upon written request to the contact above.

2026 Performance Share Grant Terms and Conditions                        Exhibit 10.12
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)
2026 Performance Share Grant
Appendix A – Performance Criteria

Annual Cash Flow Return on Investment (CFROI): Applicable to 75% of Performance Shares

CFROI defined as Adjusted Free Cash Flow divided by Operating Capital Employed.

Adjusted Free Cash Flow is defined as Free Cash Flow consistent with the external reporting definition excluding the impact of cash tax payments or refunds.

Operating Capital Employed is defined as total assets less current liabilities excluding cash, debt, tax balances and lease assets and liabilities related to ASC 842. Operating Capital Employed will be calculated on a two point basis.

Adjusted Free Cash Flow and Operating Capital Employed will be adjusted for the following variances from plan:
•Acquisition/sale of “strategic” assets (e.g., transformational or material acquisitions) not contemplated in the plan;
•Restructuring, integration, and exit activities;
•Impact of unplanned financing arrangements (including debt issuance, off-balance sheet leasing and factoring);
•Impact of change in accounting standards; and
•Executive deferred compensation payouts not included in plan.

Performance results may be adjusted, as appropriate, for extraordinary events or unanticipated items not directly related to Company operations or not reasonably within the control of Company management.
	Payout as a % of Target[1]	2026-2028 Average
Threshold	—%
Target	100%
Maximum	200%

2026 Performance Share Grant Terms and Conditions                        Exhibit 10.12
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Annual Operating Margin: Applicable to 25% of Performance Shares

Operating Margin defined as Operating Earnings (ex. items) divided by Sales.

Operating Earnings and Sales are consistent with reporting definitions.

Operating Earnings (on an ex. items basis) and Sales will be adjusted for the following variances from plan:
•Acquisition/sale of “strategic” assets (e.g., transformational or material acquisitions) not contemplated in the plan;
•Restructuring, exit, integration and impairment activities;
•Impact of any “unusual in nature” or “infrequently occurring” charges or impacts related to changes in accounting principles; and
•Impact of unplanned financing arrangements (including debt issuance, off-balance sheet leasing and factoring)

Performance results may be adjusted, as appropriate, for extraordinary events or unanticipated items not directly related to Company operations or not
reasonably within the control of Company
management.
	Payout as a % of Target[1]	2026-2028 Average
Threshold	—%
Target	100%
Maximum	200%

(1) If performance is either (1) between the threshold and low end of the target range for the metrics above, or (2) between the high end of the target range and the maximum level for either of the metrics above, then the payout as

2026 Performance Share Grant Terms and Conditions                        Exhibit 10.12
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)
a percentage of the applicable target shall be interpolated appropriately. For each metric, there is no payout below threshold and no interpolation within the target range.

The following definitions shall apply for purpose of applying the TSR modifier:

“Average Stock Price” means the average of the closing transaction prices of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, for the twenty (20) business days immediately preceding the date for which the Average Stock Price is being determined.

“TSR Comparator Group” means the S&P 400 Consumer Discretionary index group. For purposes of determining TSR Performance with respect to the Performance Period, the companies included in the S&P 400 Consumer Discretionary index group shall be determined at the beginning of the Performance Period, excluding those entities that are bankrupt, listed on the pink sheets or not listed at all. Should a company within the TSR Comparator Group become bankrupt after the start of the Performance Period, it shall be assigned a TSR of negative one hundred percent (-100%). Companies emerging from bankruptcy shall not be tracked for purposes of the current Performance Period. If two companies within the TSR Comparator Group merge, only the surviving entity shall be counted. Should a company within the TSR Comparator Group merge with a company outside of the TSR Comparator Group or cease to be publicly traded for any other reason (including going private), then that entity shall be excluded from the final calculation and the percentile ranking shall be determined against the remaining comparators.

“TSR Performance” means a company’s cumulative total shareholder return as measured by dividing (A) the sum of (i) the cumulative amount of dividends for the Performance Period, assuming dividend reinvestment, and (ii) the increase or decrease in the Average Stock Price from the first day of the Performance Period to the last day of the Performance Period, by (B) the Average Stock Price determined as of the first day of the Performance Period.